Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of SeaSpine Holdings Corporation and its subsidiaries as it appears on the front of the registration statement of our report dated February 28, 2020, relating to the consolidated financial statements and the financial statement schedule of SeaSpine Holdings Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of SeaSpine Holdings Corporation for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP
Los Angeles, California
August 19, 2020